EXHIBIT 99.1

             ROSS TECHNOLOGY ANNOUNCES AGREEMENT TO SELL BRIDGEPOINT
           MANUFACTURING OPERATIONS AND ADOPTION OF PLAN OF COMPLETE
                           LIQUIDATION AND DISSOLUTION

        AUSTIN, Texas, July 24, 1998 - ROSS Technology, Inc. (Nasdaq: RTEC) announced today that the Company has entered into an agreement to sell its BridgePoint business unit to BridgePoint Technical Manufacturing Corporation. The BridgePoint business unit was formed in the second quarter of 1998 to contain the Company's scaled back sales, service and operations employees, as well as the inventory related to the Company's 32-bit products. The purchase price of the BridgePoint sale is $5.66 million in cash, plus the assumption of certain liabilities, subject to proration for expenses and revenues incurred by the Company after June 29, 1998, as well as holdbacks for indemnification and tax items. In addition, the Company will pay $1.72 million to BridgePoint in connection with BridgePoint's assumption of certain warranty repair liabilities for previous product sales to customers throughout the world. The sale is subject to customary conditions, including receipt of financing by BridgePoint Technical Manufacturing Corporation, which is a newly-formed corporation of which Joe D. Jones, the Company's Vice President of Operations, is president and a stockholder. The consummation of the BridgePoint sale is expected to occur in August 1998.

        The Company also announced that, in furtherance of the Company's previously announced plan to commence an orderly shutdown of its operations, the Company's Board of Directors has adopted a Plan of Complete Liquidation and Dissolution, pursuant to which the Company will be liquidated by the sale of all or substantially all of its remaining assets and payment of claims, obligations and expenses owing to the Company's creditors. Based on the anticipated value of the Company's assets to be sold and the amount owed to creditors of the Company, the Company does not believe it will have any funds or assets remaining to make distributions to either preferred or common stockholders.

        The Company anticipates that the BridgePoint sale and the Plan of Liquidation will be approved by Fujitsu Limited as the Company's majority common stockholder and sole holder of the Company's outstanding preferred stock. An information statement with respect to the BridgePoint sale and the Plan of Liquidation will be mailed to the Company's stockholders. The BridgePoint sale will not be consummated until at least twenty days after the mailing of the information statement and following satisfaction or waiver of the other conditions to that sale. The Plan of Liquidation will not be effective until at least twenty days after the mailing of the information statement. The Company intends to proceed with liquidation and dissolution regardless of whether the BridgePoint sale is consummated.

        As previously announced on June 1, 1998, as part of the preparation for the shutdown of the Company's business, the Company issued notices to all its U.S.-based employees under the Federal Workers Adjustment and Retraining Notification Act to provide advance notice to all employees of the scheduled termination of their employment in connection with the Company's shutdown. Pursuant to the shutdown plan, the Company also announced that approximately 148 employees (excluding employees at the Ross Design Center in Israel) will now be laid off on July 31, 1998, including the members of the Company's "Viper" development team. Despite extensive efforts, the Company has been unable to sell its "Viper" design operations.

Safe Harbor Statement under Private Securities Litigation Reform Act of 1995:
         To the extent that this release contains forward-looking statements with respect to the financial condition, results of operations and business of the Company, such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in the forward-looking statements, including without limitation, the availability of financial resources adequate to the Company's short-, medium-and long-term needs, including renewal of its present loan and loan guaranty arrangements; the Company's dependence on the timely development, pre-production qualification, manufacture, introduction and customer acceptance of new higher-speed, higher-margin products, including the "Colorado 5" and "Viper" microprocessor products; the ability to identify and access the 32-bit microprocessor upgrade market; and the impact on revenue, margins and inventories of rapidly changing technology. Additional risks and uncertainties include the ability of the Company to successfully implement its strategy of diversifying into the system products business and the business of supplying Java(TM)-related products; the various effects on revenue, margins, inventories and operating expenses of repositioning the Company's product lines and overall business; the effects of building and maintaining product inventories in the Company's hands and in its distribution channels; product return and credit risks with distributors, resellers and other customers; the Company's dependence on distributors and resellers for certain product sales to end-users; competition, downward pricing pressures and allocations of product among different distribution channels; the effects of routine price degradation over time in each of the Company's product lines; varying customer demand for the Company's products; supply and manufacturing constraints and costs; the
Company's dependence on outside suppliers for wafer fabrication and raw materials, components and certain manufacturing services; changes in plans, programs or expenses for research, development, sales or marketing; the Company's ability to build and maintain adequate staff infrastructures in the areas of microprocessor design, product engineering and development, sales and marketing, finance, accounting, and administration; supplier disputes; customer warranty claims; general economic conditions; and the other risks and uncertainties described from time to time in the Company's public announcements and Securities and Exchange Commission filings, including without limitation the Company's Current, Quarterly and Annual Reports on Forms 8-K, 10-Q and 10-K, respectively. The Company cautions that the foregoing list of important factors is not exclusive. The Company does not undertake to update any written or oral forward-looking statement that may be made from time to time by or on behalf of the Company.

ROSS Overview
         ROSS Technology, founded in 1988, is a majority-owned subsidiary of Fujitsu Limited. A minority position in ROSS is held by Sun Microsystems, Inc. As of December 29, 1997, the Company's outstanding Common Stock was held 60 percent by Fujitsu, 5 percent by Sun, and 35 percent by employees and the public. The Company's objective is to produce innovative high-performance, cost-effective computing solutions for the Sun/SPARC market. ROSS is one of the industry's most prominent suppliers of SPARC microprocessors and SPARC system products to both the OEM and end-user markets.